EXHIBIT 99.1

Contact:
Ed Dickinson
Chief Financial Officer
636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace Announces Sale and Leaseback of Real Estate
Also Increases Borrowing Capacity under Amended Loan Agreement

ST. LOUIS, January 3, 2007 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today it has reached an agreement to sell four  real-estate properties and lease them back from a subsidiary of CIT Group, Inc.

LMI agreed to sell two properties in St. Charles, Missouri, and facilities in Tulsa, Oklahoma, and Wichita, Kansas, for $10.3 million. LMI also signed 18-year leases for the four facilities with annual rents ranging from $900,000 to $1.3 million. LMI closed on the sale and leaseback of one property in St. Charles on December 28, 2006, for sale price of $4.3 million and expects to close on the three remaining facilities in January 2007.

LMI also announced that it had renegotiated its credit agreement with Wells Fargo Bank, N.A. The amended loan agreement increases borrowing capacity at a lower interest cost. The amended credit agreement provides a revolving line of credit of $40 million  compared to a previous limit of $23 million, which was subject to a borrowing base calculation. Additionally, the amended agreement provides for interest rates that vary from LIBOR plus 75 basis points to LIBOR plus 225 basis points, depending upon the company’s financial performance and borrowing levels.  LMI has the option to convert all or a portion of the interest rate of prime less from 150 basis points to prime less 50 basis points, again depending upon the company’s financial performance and borrowing levels.   The previous agreement provided for borrowing at the prime interest rate. In conjunction with the execution of the agreement, LMI repaid the balance of its obligation of $2.4 million under a term loan with Wells Fargo.

Ronald S. Saks, President and Chief Executive Officer of LMI, said, “The addition of the availability of financing under our new loan agreement, proceeds from the real-estate transactions, and our existing cash balance will provide us with $70 million to $75 million of cash that can be used to pursue strategic acquisitions and finance anticipated revenue growth.”  Please refer to the Risk Factors contained in the contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, for more details.

LMI Aerospace, Inc. is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace, Inc. manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release includes forward-looking statements which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.